UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 3, 2023
(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-23702	13-3588231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York	11104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHOO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Revolving Credit Agreement

On April 3, 2023, Steven Madden, Ltd. (the “Company”) and certain subsidiaries of the Company acting as guarantors (the “Guarantors”) entered into a Second Amendment to Credit Agreement (the “Amendment”) that amended the Company’s Credit Agreement, dated as of July 22, 2020, among the Company, the Guarantors, the financial institutions listed therein, and Citizens Bank, N.A., as administrative agent (in such capacity, the “Agent”), as previously amended (the “Existing Agreement” and as amended by the Amendment, the “Credit Agreement”).

The Amendment amended the Existing Agreement to reflect The CIT Group/Commercial Services, Inc. (“CIT”) as an additional receivables collection agent for the Company and certain Guarantors. The Existing Agreement contemplated Rosenthal & Rosenthal, Inc. as the sole collection agent for receivables included in the borrowing base.

As of April 3, 2023, the Credit Agreement continued to provide for a $150 million revolving credit facility scheduled to mature on March 20, 2027, and no loans or letters of credit were outstanding under the Credit Agreement.

Credit Approved Receivables Purchasing Agreement

On April 3, 2023, the Company also entered into a Credit Approved Receivables Purchasing Agreement (the “Factoring Agreement”) among the Company, certain subsidiaries of the Company (collectively with the Company, the “Madden Entities”), and CIT. Pursuant to the Factoring Agreement, CIT will serve as a non-exclusive collection agent with respect to certain of the Madden Entities’ receivables and will generally assume the credit risk resulting from a customer’s financial inability to make payment with respect to credit approved receivables. Additionally, CIT shall compensate the Madden Entities for 50% of the losses sustained for limiting or revoking a credit line during production for any made-to-order goods that have work-in-progress coverage. For its services, CIT will be entitled to receive (1) a base fee of 0.15% of the gross face amount of each receivable assigned for collection having standard payment terms, (2) certain additional fees for receivables with non-standard payment terms or arising from sales to customers outside of the United States, and (3) reimbursement for certain expenses incurred in connection with the Factoring Agreement. The Company, on behalf of the Madden Entities, and CIT may each terminate the Factoring Agreement as of the last day of the month occurring one year after the date of the Factoring Agreement and at any time thereafter by giving the other party at least 60 days’ notice. CIT may also terminate the Factoring Agreement immediately upon the occurrence of certain events. The Madden Entities pledged all of their right, title and interest in and to monies due and to become due under the Factoring Agreement in favor of the Agent to secure obligations arising under or in connection with the Credit Agreement.

The foregoing summary of the Amendment, the Credit Agreement, and the Factoring Agreement is not complete and is qualified in its entirety by reference to (1) the Existing Agreement, which was filed as Annex I of Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 31, 2022, (2) the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and (3) the Factoring Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement, dated as of April 3, 2023, among Steven Madden, Ltd., the other loan parties party thereto, the lenders party thereto, and Citizens Bank, N.A., as administrative agent (which includes the marked Credit Agreement as Annex I thereto).

10.2*	Credit Approved Receivables Purchasing Agreement, dated as of April 3, 2023, among Steven Madden, Ltd., the subsidiaries and affiliates of Steven Madden, Ltd. party thereto, and The CIT Group/Commercial Services, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*Pursuant to Item 601(a)(5) of Regulation S-K, certain annexes and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted annex or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2023

STEVEN MADDEN, LTD.

By:	/s/ Zine Mazouzi
Name:	Zine Mazouzi
Title:	Chief Financial Officer